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                                  Exhibit 12


COMPUTATIONS OF RATIOS OF EARNINGS TO FIXED CHARGES

                                               Nine Months Ended
                                                 September 30,
                                              ------------------
                                                 1997     1996
                                              --------  --------
Earnings:
      Earnings before income tax expense      $ 21,794  $ 10,736
      Add:
      Interest on advances and other
       borrowings                               57,405    43,890
      Interest component of rental
       expense                                     815       466
                                              --------  --------
      Earnings before fixed charges
       excluding interest on customer
       deposits                                 80,014    55,092
      Interest on customer deposits             56,723    74,712
                                              --------  --------
      Earnings before fixed charges           $136,737  $129,804
                                              ========  ========

Fixed Charges:
      Interest on advances and other
       borrowings                               57,405    43,890
      Interest component of rental
       expense                                     815       466
                                              --------  --------
      Fixed charges excluding interest
       on customer deposits                     58,220    44,356
      Interest on customer deposits             56,723    74,712
                                              --------  --------
      Total fixed charges                     $114,943  $119,068
                                              ========  ========

Ratio of earnings to fixed charges
 including interest on customer deposits         1.19x     1.09x
Ratio of earnings to fixed charges
 excluding interest on customer deposits         1.37x     1.24x

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